     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1998.
                                                REGISTRATION NO. 333-
                                                                     ---------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                BRIGHTPOINT, INC.
             (Exact name of registrant as specified in its charter)
                                 ---------------

    DELAWARE                                   6402 CORPORATE DRIVE                         35-1778566
 (State or other                              INDIANAPOLIS, IN 46278                       (IRS employer
 jurisdiction of                                 (317) 297-6100                            identification
incorporation or         (Address, including zip code, and telephone number, including            number)
  organization)              area code, of registrant's principal executive offices)

                               ------------------

                            J. MARK HOWELL, PRESIDENT
                                BRIGHTPOINT, INC.
                              6402 CORPORATE DRIVE
                             INDIANAPOLIS, IN 46278
                                 (317) 297-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -------------------
                                    COPY TO:

                             Robert J. Mittman, Esq.
                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5555
                            Facsimile: (212) 885-5001

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


=========================================================================================
                                            PROPOSED
                                             MAXIMUM        PROPOSED
    TITLE OF EACH            AMOUNT         OFFERING         MAXIMUM          AMOUNT OF
  CLASS OF SECURITIES        TO BE         PRICE PER        AGGREGATE        REGISTRATION
   TO BE REGISTERED       REGISTERED(1)   SECURITY(2)    OFFERING PRICE(2)       FEE
-----------------------   -------------   -----------    -----------------   ------------
Common Stock, par value    63,230 (3)       $15.16           $958,346          $282.71
$.01 per share
=========================================================================================


(1) All of the shares of Common Stock being registered hereby are being offered for the account of a Selling Stockholder who acquired such shares in a private transaction. No other shares of the Company's Common Stock are being registered pursuant to this offering.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended ("Act"), based upon a price of $15.16 per share, the average of the high and low sale prices as reported in the consolidated reporting system (NASDAQ) for the registrant's Common Stock on July 6, 1998.

(3) Pursuant to Rule 416 of the Act there are also being registered hereunder such additional shares as may be issued to the Selling Stockholder because of any future stock dividends, stock distributions, stock splits or similar capital readjustments.

                               ------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   PRELIMINARY PROSPECTUS DATED JULY 10, 1998
                              SUBJECT TO COMPLETION

                                BRIGHTPOINT, INC.

                          63,230 SHARES OF COMMON STOCK

         This prospectus relates to an offering by a selling stockholder
(the "Selling Stockholder") of an aggregate of up to 63,230 shares of the Company's Common Stock $.01 par value (the "Common Stock"). All of the 63,230 shares of Common Stock are being offered for resale by such Selling Stockholder pursuant to this Prospectus.

         The Common Stock may be offered from time to time by the Selling Stockholder through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholder.

         The Common Stock is traded on the NASDAQ National Market under the symbol "CELL". On July 9, 1998, the closing sale price of the Common Stock as reported by NASDAQ was $15.500.

                               ------------------

              THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 4.

                               ------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is ________, 1998.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING INFORMATION

         Certain statements in this Prospectus or in the documents incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following; the ability to hire and retain key personnel; successful completion and integration of future acquisitions; relationships with and dependence on third-party wireless communications equipment manufacturers and suppliers, network operators and other providers of wireless communications logistics services; uncertainties relating to business and economic conditions in markets in which the Company operates; uncertainties relating to government and regulatory policies and other political risks; uncertainties relating to customer plans and commitments; dependence on the wireless communications industry; pricing and availability of wireless communications equipment materials and inventories; rapid technological developments and obsolescence in the wireless communications industry; potential performance issues with suppliers and customers; governmental export and import policies; global trade policies; worldwide political stability and economic growth; the highly competitive environment in which the Company operates; potential entry of new, well-capitalized competitors into the Company's markets; changes in the Company's capital structure and cost of capital; the Company's continued ability, through sales growth, to absorb the increasing costs incurred and to be incurred in connection with its expansion activities and provision of value-added logistics services; and uncertainties inherent in international operations and foreign currency fluctuations. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. See "Risk Factors."

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made by the Company through the Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's worldwide web site (http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission are incorporated herein by reference and shall be deemed a part hereof:

         (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on February 25, 1998 and March 5, 1998;

         (b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998;

         (c)      Current Report on Form 8-K dated April 1, 1998; and

         (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A declared effective April 7, 1994, together with any amendment or report filed with the Commission for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO MR. PHILLIP A. BOUNSALL, BRIGHTPOINT, INC., 6402 CORPORATE DRIVE, INDIANAPOLIS, INDIANA 46278,
TELEPHONE: (317) 297-6100.

                               PROSPECTUS SUMMARY

                                   THE COMPANY

         Brightpoint is a leading provider of distribution and value-added logistics services to the wireless communications industry. The Company facilitates the effective and efficient distribution of wireless handsets and related accessories from leading manufacturers, under brand names such as Nokia, Ericsson, Motorola, Siemens, Philips and Samsung, to network operators, agents, resellers, dealers and retailers in the wireless communications market. The Company's distribution services include purchasing, marketing, selling, warehousing, picking, packing, shipping and "just-in-time" delivery of wireless handsets and accessories. Its value-added logistics services include, among others, support of prepaid programs, inventory management, product fulfillment, kitting and customized packaging, light assembly and end-user support services. The Company is one of the largest dedicated distributors of wireless handsets and accessories in the world, with operations centers and/or sales offices in Argentina, Australia, Brazil, China (including Hong Kong), France, Germany, Ireland, Mexico, the Netherlands, New Zealand, the Philippines, Poland, South Africa, Sweden, Taiwan, the United Arab Emirates, the United Kingdom, the United States and Venezuela, and provides its services to a customer base of more than 10,000 network operators, manufacturers, agents, resellers, dealers and retailers in over 75 countries and on six continents.

         The Company's principal executive offices are located at 6402 Corporate Drive, Indianapolis, Indiana 46278, and its telephone number is (317) 297-6100.

                                  RISK FACTORS

         Prospective investors should consider carefully the following risk factors before purchasing any shares of the Common Stock offered hereby.

SIGNIFICANT OUTSTANDING INDEBTEDNESS; LOAN COVENANTS AND SECURITY INTERESTS

         As of March 31, 1998, the Company had approximately $1 million in outstanding borrowings and an aggregate of $12 million in letters of credit outstanding under its senior secured revolving credit facility with The First National Bank of Chicago and Bank One, Indiana, NA, as co-agents for a group of banks (collectively, the "Banks"). On May 13, 1998 the Company entered into a new senior secured credit facility (the "Credit Facility") with the Banks, which Credit Facility provides availability to the Company and its subsidiaries of up to $225 million of credit in the aggregate. All of the indebtedness outstanding under the Credit Facility constitutes Senior Indebtedness of the Company. In addition, all of the Company's assets located in the United States and 65% of the capital stock of certain of the Company's subsidiaries domiciled outside of the United States are pledged to the Banks as collateral, and the Company is substantially prohibited from incurring additional indebtedness, either of which terms could, under certain circumstances, limit the Company's ability to implement its expansion plans. Besides certain net worth and other financial covenants, the Credit Facility limits or prohibits the Company, subject to certain exceptions, from declaring or paying cash dividends, making capital distributions or other payments to stockholders, merging or consolidating with another corporation or selling all or substantially all of its assets. In the event of a violation by the Company of any of its loan covenants, other default by the Company on its obligations or a change of control, the Company's indebtedness could become immediately due and payable and the Banks could foreclose on the Company's assets.

         On March 11, 1998, the Company completed the issuance of zero-coupon, subordinated, convertible notes due in the year 2018 (the "Bonds") with an aggregate face value of $380.0 million ($1,000 per bond) and a yield to maturity of 4.00%. The Bonds are subordinated to all existing and future senior indebtedness of the Company and all other liabilities, including trade payables, of the Company's subsidiaries. The Bonds resulted in gross proceeds to the Company of approximately $172.1 million (issue price of $452.89 per Bond) and require no periodic cash payments of interest. At March 31, 1998, the Bonds had a carrying value of $172.5 million.

FUTURE OPERATING RESULTS

         For the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, 88%, 88% and 86%, respectively, of the Company's net sales consisted of wireless handset sales, a segment of its business which operates on a high-volume, low-margin basis. In addition, the Company's operating expenses have increased significantly and can be expected to continue to increase significantly in connection with the Company's expansion activities, including the increasing provision of value-added logistics services. Accordingly, the Company's future profitability will depend upon corresponding increases in sales. The Company also believes that, as the number of wireless networks increases as a result of deregulation, increased competition and the emergence of new technologies, a growing industry emphasis on containing costs could further reduce the gross margins realized by the Company on sales of wireless handsets. Future events, including unanticipated expenses, increased price competition, unfavorable general economic conditions, currency exchange rate fluctuations, product returns and recalls and uncollectible accounts receivable, could have an adverse effect on the Company's operating results. There can be no assurance that the Company's rate of sales growth will continue in the future or that the Company's future operations will continue to be profitable.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

         For the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, net sales in markets outside of North America represented approximately 51%, 74%, and 79% respectively, of the Company's total net sales. The global aspect of the Company's business subjects it to a number of additional risks, including increased credit risk, customs duties, import quotas and other trade restrictions, potentially greater inflationary pressures, fluctuations in foreign currency exchange rates, shipping delays, failure or material interruption of wireless systems and services, and international political, regulatory and economic developments, all of which could have a material adverse effect on the Company. In addition to its facilities in the United States, the Company maintains operations centers and/or sales offices in numerous territories and countries. The Company is therefore subject to the risks associated with changes in the social, political, regulatory and economic conditions inherent in foreign operations, including changes in the laws and policies that govern foreign investment and international trade in territories and countries where the Company currently has operations, as well as, to a lesser extent, changes in United States laws and regulations relating to foreign investment and trade. Any such social, political, regulatory or economic changes could expose the Company to, among other things, the risk of wireless product supply interruption or significant increases in wireless product prices. Accordingly, there can be no assurance that any such changes in social, political, regulatory or economic conditions will not have a material adverse effect on the Company.

         The Company maintains an operations center and sales office in Hong Kong, and, for the year ended December 31, 1997, sales through the Company's Hong Kong operations represented approximately 30% of the Company's net sales. On July 1, 1997, Hong Kong became a Special Administrative Region of the People's Republic of China ("China"). There can be no assurance that there will not be an adverse change in existing political, economic or commercial conditions in Hong Kong or that any such change would not have a material adverse effect on the Company's results of operations or financial condition. Furthermore, the Company cannot predict the effect that changes in the social, economic, regulatory and political conditions in China could have on its operations in Hong Kong. For instance, the Company's operations in Hong Kong could be materially adversely affected if the "most-favored nation" status granted to China by the United States government for trade and tariff purposes, which is currently reviewed annually by the United States government, was terminated.

         In addition, a significant portion of the Company's sales outside the United States are denominated in foreign currencies. Accordingly, a decrease in the value of foreign currencies relative to the United States dollar could result in a significant decrease in United States dollar revenues reported by the Company. Due to the number of currencies involved in the Company's international sales and the volatility of currency exchange rates, the Company cannot predict the effect of exchange rate fluctuations on future operating results. On occasion, the Company enters into forward exchange swaps, futures or options contracts as a means of hedging its currency transaction and balance sheet translation exposures; however, the Company's management has had limited prior experience in engaging in such transactions. Moreover, there can be no assurance that any hedging will effectively limit the Company's exposure to a decline in operating results due to foreign currency translation.

DEPENDENCE ON TREND TOWARD OUTSOURCING

         The Company's growth depends in large part on the growing trend among wireless equipment manufacturers, network operators and resellers to outsource some or all of their product management functions, such as marketing, programming, packaging, end-user fulfillment and returns management, to specialists such as the Company. Although the Company believes that increasing competition, deregulation and technological developments within the wireless communications industry will continue to support this trend, there can be no assurance that wireless equipment manufacturers and network operators will not elect to maintain such services internally. A significant change in this trend, or the onset of a trend in the wireless communications industry not to use, or to reduce the use of, outsourced value-added logistics services such as those provided by the Company, could have a material adverse effect on the Company.

DEPENDENCE ON THIRD-PARTY SUPPLIERS

         The Company purchases all of the wireless handsets and accessories it sells from third-party wireless communications equipment manufacturers, dealers and network operators. For the years ended December 31, 1996 and 1997, the Company's three largest sources of wireless handsets and accessories, in the aggregate, accounted for approximately 51% and 65%, respectively, of the Company's product purchases. For the year ended December 31, 1996, the Company's three largest suppliers (Nokia, Ericsson and Lucent Technologies Inc.) accounted for approximately 33%, 12% and 6%, respectively, of the Company's product purchases. For the year ended December 31, 1997, the Company's three largest suppliers (Nokia, Ericsson and Siemens) accounted for approximately 28%, 28% and 9%, respectively, of the Company's product purchases. The Company is dependent on the ability of its suppliers to provide adequate inventories of currently popular brand name products on a timely basis and on favorable pricing terms. Other than with some of its primary suppliers, the Company does not typically maintain agreements with its suppliers. Moreover, as is typical in the industry, the agreements which the Company does maintain are generally non-exclusive, require the Company to satisfy minimum purchase requirements, can be terminated on short notice and provide for certain territorial restrictions. The Company generally purchases products pursuant to purchase orders placed from time to time in the ordinary course of business. Although the Company believes that its relationships with its suppliers are satisfactory, the loss of certain of the Company's principal suppliers or substantial price increases imposed by any such supplier, in the absence of readily available alternative sources of supply, would have a material adverse effect on the Company. There can be no assurance that suppliers will continue to offer competitive products to the Company, that the Company will be able to obtain products on favorable terms or that the Company will not be subject to the risk of price fluctuations and periodic delays. Failure or delay by principal suppliers in supplying competitive products to the Company on favorable terms would materially adversely affect the Company's operating margins and the Company's ability to obtain and deliver products on a timely and competitive basis or at all.

INTENSE INDUSTRY COMPETITION

         The markets for wireless handsets and accessories are characterized by intense price competition and significant price erosion over the life of a product. In addition, the wireless communications equipment distribution industry has, in the past, been characterized by low barriers to entry. Although entry barriers are expected to rise as the market requirement shifts from pure distribution services to a mix of distribution services and value-added logistics services (due to the increased infrastructure costs, expanded human resource requirements and advanced management and information systems capabilities that the value-added logistics services segment of the business mandates), the Company competes and expects that it will continue to compete with numerous well-established distributors and manufacturers of wireless communications equipment, including the Company's suppliers, and wireless network operators, certain of which possess greater financial and other resources than the Company. Certain of these competitors may also market the same or similar products directly to the Company's customers and have the financial resources to withstand substantial price competition and to implement extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter into new markets or introduce new products. As a provider of value-added logistics services, the Company also competes with other distributors and with logistics services companies. The Company's ability to continue to compete successfully will be largely dependent on its ability to maintain its current industry relationships and anticipate and respond to various competitive factors affecting the industry, including new or changing outsourcing requirements, new well-capitalized competitors, new products which may be introduced, changes in consumer preferences, demographic trends, international, national, regional and local economic conditions and discount pricing and promotion strategies by competitors. There can be no assurance that the Company will be able to continue to compete successfully, particularly as cellular markets mature and the Company seeks to enter into new markets and market new products.

ABILITY TO MANAGE AND SUSTAIN GROWTH; RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

         The Company has experienced rapid international growth recently through, among other things, a series of strategic acquisitions and anticipates that continued growth will be driven in large part by the Company's continuing ability to successfully acquire additional businesses or establish strategic alliances with companies which the Company believes are compatible with its business; secure adequate supplies of competitive products on a timely basis and on commercially reasonable terms; continually turn its inventories and collect its accounts receivable; and successfully develop additional, and maintain its existing, key relationships with leading network operators and manufacturers and dealers of wireless handsets and accessories. The Company's success in sustaining growth will also be dependent upon its ability to hire and retain the additional qualified management, marketing and other personnel that will be needed to successfully manage continuing growth (including monitoring operations, controlling costs and maintaining effective management, inventory and credit controls). The Company's growth prospects could be adversely affected by a decline in the wireless communications industry generally or in one of its regional divisions in particular, either of which could result in reduction or deferral of expenditures by prospective customers. There can be no assurance that the Company will continue to be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth. In addition, there can be no assurance that the Company will be able to make additional acquisitions or that the Company will be able to successfully integrate into its operations any new businesses which it may acquire. Any inability to do so, particularly in instances in which the Company has made significant capital investments, could have a material adverse effect on the Company.

INVENTORY OBSOLESCENCE AND TECHNOLOGICAL CHANGE

         The markets for wireless communications equipment are characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. Accordingly, the Company's success is dependent upon its ability to anticipate technological changes in the industry and to continually identify, obtain and successfully market new products that satisfy evolving industry and customer requirements. The Company has made increased commitments of capital to purchase product inventories. Additional concentrations of capital in inventory increase the risk of loss from possible inventory obsolescence. There can be no assurance that competitors or manufacturers of wireless equipment will not market products which have perceived or actual advantages over the Company's products or which render them obsolete or less marketable. In addition, the use of emerging wireless communications technologies, including wireless local loop and satellite-based communications systems, may reduce demand for existing cellular and PCS products. The Company also expects that companies which have developed or are developing new technologies or products in related market segments will commercialize technologies which compete with existing cellular and PCS technology. Certain of such technologies, upon widespread commercial introduction, will materially change the types of products sold by the Company and its suppliers and result in significant price competition. There can be no assurance that the Company's existing customers or consumers will be willing, for financial or other reasons, to purchase new equipment necessary to utilize these new technologies or that product obsolescence will not result in significantly increased inventories of unsold products. Moreover, complex hardware and software contained in new wireless handsets could contain defects which become apparent subsequent to widespread commercial use, resulting in product recalls and returns.

RISKS RELATING TO STRATEGIC RELATIONSHIPS AND STRATEGIC FINANCING

         As part of its expansion strategy, the Company has entered into, and intends to continue to enter into, strategic relationships and joint ventures with, among others, wireless equipment manufacturers, network operators and other providers of wireless communications logistics services. In connection with such strategic relationships, the Company may enter into distribution and/or value-added logistics services agreements with, and provide equity or debt financing to, its strategic partners. The Company's ability to achieve profitability through such strategic relationships will be dependent in part upon its strategic partners' economic viability, success and motivation, and the amount of time and resources they devote to such alliances. There can be no assurance that the Company will receive any business from future alliances, that any business received will be significant or at the level anticipated, or that profits, if any, received as a result of future alliances will offset any possible losses on investments made or financing extended by the Company to enter into its strategic relationships. A loan to, or an investment in, a strategic partner will be subject to many of the same risks to which the strategic partner is subject in seeking to operate and grow its businesses, and there can be no assurance that the Company will achieve an acceptable return on its investment within an acceptable period, if at all. In December 1996, the Company entered into a distribution agreement with Pocket Communications, Inc. ("Pocket"), a PCS network operator, pursuant to which the Company was to distribute custom wireless handsets provided by Pocket. Simultaneous with its execution of such agreement, the Company purchased $5 million in convertible debentures of Pocket. In March 1997, Pocket filed for protection under Chapter 11 of the United States Bankruptcy Code. Accordingly, the Company recorded $5 million of losses on its investment in Pocket during the quarter ended March 31, 1997. A decline in the financial prospects of strategic partners could have a material adverse effect on the Company.

ACCOUNTS RECEIVABLE AND CONTRACT FINANCING RECEIVABLES; COLLECTION AND CREDIT RISKS

         The Company's trade accounts receivable, less allowance for doubtful accounts, at December 31, 1996 and 1997 and March 31, 1998 was approximately $113 million, $213 million and $210 million, respectively. In addition, the Company began, in 1997, to offer financing of inventory and receivables to certain customers under contractual arrangements. The resulting contract financing receivables at March 31, 1998 were approximately $39.7 million. Delays in collection or the uncollectibility of such receivables could have a material adverse effect on the Company. At March 31, 1998, the Company's allowance for doubtful accounts was approximately $3.6 million, which the Company believes is currently adequate for the size and nature of its receivables. However, in connection with the Company's continued expansion, the Company intends to offer open account terms to additional customers, which will subject the Company to increased credit risk, particularly in the event that any such receivables represent sales to a limited number of customers or are concentrated in particular geographic markets, and could require the Company to increase its allowance for doubtful accounts.

POSSIBLE FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

         The Company's operating results are influenced by a number of seasonal factors in the different countries and markets in which it operates. Such results may vary from period to period as a result of purchasing patterns of customers in different markets, the timing of introduction of new products by the Company's suppliers and competitors, variations in sales by distribution channels, product availability and pricing and other seasonal factors such as those associated with consumer electronics and retail sales which tend to result in increased volume in the latter part of the calendar year. While the overall growth of the Company's business has reduced the impact of such factors on the Company's operating results, seasonality contributes to the increase in the Company's sales in the fourth quarter of its fiscal years. Unanticipated events, including delays in securing adequate inventories of competitive products at the time of peak sales, or significant decreases in sales during such periods, could have a material adverse effect on the Company. There can be no assurance that the foregoing factors will not result in significant fluctuations in operating results in the future.

DEPENDENCE ON KEY PERSONNEL

         The success of the Company depends in large part on the abilities and continued service of its executive officers and other key employees. Although the Company has entered into employment agreements with several of such officers and employees, there can be no assurance that the Company will be able to retain their services. The loss of executive officers or other key personnel could have a material adverse effect on the Company. The Company also has non-compete agreements with its executive officers and certain of its existing key personnel; however, courts are at times reluctant to enforce such agreements. In addition, in order to support its continued growth, the Company will be required to effectively recruit, develop and retain additional qualified management. The inability of the Company to attract and retain such necessary personnel could also have a material adverse effect on the Company.

UNCERTAINTY OF PROTECTION OF PROPRIETARY SOFTWARE

         The Company's success is substantially dependent upon its proprietary software applications relating to its information systems. The Company does not currently hold any patents relating to its software and relies on trade secret and copyright laws to protect its proprietary software. In addition, the Company regularly enters into non-disclosure agreements with its key employees and limits access to and distribution of its trade secrets and other proprietary information. There can be no assurance that these measures will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology, thereby eliminating one of the Company's perceived competitive advantages. In addition, the laws of some countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Finally, although the Company believes that its proprietary software has been developed independently and does not infringe upon the proprietary rights of others, there can be no assurance that the software does not and will not so infringe or that third parties will not assert infringement claims against the Company in the future.

RELIANCE ON TECHNOLOGY; RISK OF BUSINESS INTERRUPTION

         The Company has invested significantly in sophisticated and specialized information systems technology and has focused on the application of this technology to provide customized value-added logistics services to wireless communications equipment manufacturers and network operators. The Company anticipates that it will be necessary to continue to develop new logistics services and enhance its information systems in order to maintain its competitiveness. In addition, the Company's sales and marketing efforts (a large part of which are telemarketing based) are highly dependent on its computer and telephone equipment, and the temporary or permanent loss of such equipment or systems through casualty or operating malfunction, or a significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Company's services, could have a material adverse effect on the Company. The Company's property and business interruption insurance may not adequately compensate the Company for all losses that it may incur in any such event.

DEPENDENCE ON LABOR FORCE

         The Company's distribution and value-added logistics services are labor intensive and the Company experiences high personnel turnover. A significant number of the Company's employees are employed on a part-time basis. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs and decrease operating efficiencies and productivity. Growth in the Company's business, together with seasonal increases in net sales, require the Company to recruit and train personnel at an accelerated rate from time to time. There can be no assurance that the Company will be able to continue to hire, train and retain a significant labor force of qualified employees when needed, or at all. In addition, a significant portion of the Company's costs consist of wages to hourly workers. An increase in hourly wages, costs of employee benefits, employment taxes or commission rates could have a material adverse effect on the Company.

POSSIBLE MEDICAL RISKS ASSOCIATED WITH WIRELESS HANDSETS

         Recent lawsuits have been filed against manufacturers of wireless handsets alleging possible medical risks, including brain cancer, associated with electromagnetic fields emitted by wireless communications handsets. To date, there has been only limited research in this area, and such research has not been conclusive as to what effects, if any, exposure to electromagnetic fields emitted by wireless handsets has on human cells. The Company recognizes, however, that the perception that health risks may exist could adversely affect the Company's or its customers' ability to market wireless handsets. Inasmuch as substantially all of the Company's revenues are derived, either directly or indirectly, from sales of wireless handsets, future studies finding possible health risks associated with the use of such products could have a material adverse effect on the wireless communications industry and the Company. As a distributor of wireless handsets, the Company may be subject to lawsuits filed by plaintiffs alleging health risks. A successful claim against the Company could have a material adverse effect on the Company.

POTENTIAL VOLATILITY OF PRICE OF THE COMMON STOCK

         The market price of the Common Stock has risen substantially and, from time to time, experienced significant fluctuations since the Company's initial public offering in April 1994. The Common Stock is quoted on the Nasdaq National Market, which market has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. In addition, the trading price of the Common Stock could be subject to significant fluctuations in response to actual or anticipated variations in the Company's quarterly operating results and other factors, such as the introduction of new services, products or technologies by the Company, its competitors or its suppliers or their competitors, changes in other conditions or trends in the wireless communications industry, changes in governmental regulation, changes in worldwide or regional economic conditions, changes in securities analysts' estimates for the Company's, or its competitors' or industry's, future performance or general market conditions. General market price declines or market volatility in the future, or future declines or volatility in the prices of stocks for companies in the wireless communications industry or the distribution or value-added logistics services sectors of the wireless communications industry, could also affect the market price of the Common Stock.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS AND THE STOCKHOLDER RIGHTS PLAN

         The Company's Certificate of Incorporation, as amended, authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In addition, the Company's Amended and Restated By-Laws divide the Board of Directors into three classes serving staggered three-year terms. The Company also has a Stockholders Rights Plan that may make certain proposed acquisitions of the Company prohibitively expensive. These charter and By-Law provisions and the Stockholders Rights Plan could make it more difficult for a stockholder to effect certain transactions and make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. As a result, such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from any sales of shares of Common Stock made from time to time hereunder. The Company has agreed to bear certain expenses in connection with the registration of the Common Stock being offered and sold by the Selling Stockholder.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 100 million shares of Common Stock, par value $.01 per share, and one million shares of preferred stock, par value $.01 per share (the "Preferred Stock"). At July 6, 1998, the Company had 52,023,774 shares of Common Stock issued and outstanding, held of record by approximately 350 stockholders, and no shares of Preferred Stock issued and outstanding.

         The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and its Amended and Restated By-Laws (the "By-Laws") is a summary and is qualified in its entirety by the Certificate of Incorporation and By-Laws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

         Except as required by law or by the Certificate of Incorporation, holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The Board of Directors may issue additional authorized shares of Common Stock without further action by the stockholders.

PREFERRED STOCK

         The Board of Directors has the authority, without further action by the stockholders, to issue up to one million shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock other than as it may be issued in connection with the Stockholders Rights Plan described below. See "--Anti-takeover Effects of Certain Provisions of the Company's By-Laws, Stockholders Rights Plan and Delaware Corporate Law."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S
BY-LAWS, STOCKHOLDERS RIGHTS PLAN AND DELAWARE CORPORATE LAW

         Certain By-Law provisions. The Company's By-Laws contain provisions that could make more difficult the acquisition of control of the Company by various means, such as a tender offer, open market purchases, a proxy contest or otherwise. For instance, the Company's Board of Directors is divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms. One class of directors is elected at each annual meeting to serve a term of three years. At least two annual meetings of stockholders, instead of one, will be required to effect a change in a majority of the Company's Board of Directors. In addition, special meetings of the stockholders may only be called by a majority of the Board of Directors or the President of the Company, and the Company's By-Laws establish advance notice procedures with regard to stockholder proposals for annual or special meetings. Amendments to the staggered board provision require a two-thirds vote of stockholders. The purposes of these provisions are to discourage certain types of transactions which may involve an actual or threatened change of control of the Company and encourage persons seeking to acquire control of the Company to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to stockholders of the Company, or an unsolicited proposal for the restructuring or sale of all or part of the Company.

         Stockholders Rights Plan. In February 1997, the Company adopted a Stockholders Rights Plan and declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid to holders of record of Common Stock as of the close of business on February 20, 1997 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), of the Company at a price of $115 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment in certain circumstances. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"). A copy of the Rights Agreement, which includes as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares, is an exhibit to the Registration Statement of which this Prospectus forms a part.

         Rights are evidenced by and are transferable only in connection with the Common Stock certificates outstanding prior to the Distribution Date (as defined below). As soon as practical following the earlier to occur of (i) ten days after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Common Stock or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) after the commencement of, or announcement of an intention to commence, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock (the "Distribution Date"), separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date and will expire on February 20, 2007, unless extended or unless the Rights are earlier redeemed or exchanged by the Company, as described below. The Rights, the Purchase Price, and the number of Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

         Preferred Shares will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $1.00 per share but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. Each Preferred Share will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per share of Common Stock.

         In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its affiliate, associate or transferee (which will thereafter be void), will thereafter have the right to receive that number of shares of Common Stock having a market value of two times the exercise price of the Right. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person in a transaction with such Acquiring Person or group, each holder of a Right will thereafter have the right to receive that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the Right. In each case, there are exceptions for transactions that have received the prior approval of the Board of Directors.

         At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). At any time prior to any person or group becoming an Acquiring Person, the Board of Directors of the Company may redeem all of the outstanding Rights at a price of $.01 per Right, payable in cash or Common Stock.

         All of the provisions of the Rights Agreement may be amended by the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may not be amended in any manner which would adversely affect the interests of the holders of the Rights (excluding the interests of an Acquiring Person).


         Delaware Anti-Takeover Law. The Company is subject to certain anti-takeover provisions under Section 203 of the Delaware General Corporation Law. In general, under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder (a person that owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation or is an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years), for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section or the corporation by action of its stockholders adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203. The Company has not elected out of Section 203, and thus the restrictions imposed by Section 203 apply to the Company. Such provision could have the effect of discouraging, delaying or preventing a takeover of the Company, which could otherwise be in the best interest of the Company's stockholders, and have an adverse effect on the market price for the Company's Common Stock.

TRANSFER AGENT

         The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                               SELLING STOCKHOLDER

         The following table sets forth certain information with respect to the Selling Stockholder:

                   Beneficial
                   Ownership of
                   Shares of Common                                                 % of Shares
Selling            Stock Prior to        Shares to be Sold      Shares Owned        Owned After
Stockholder        Offering              in the Offering        After Offering        Offering
-----------       ----------------       ---------------        --------------      -----------
Wireless
Stockroom, Inc.       63,230                  63,230                  0                  0

Brian Firestone, the President and a principal stockholder of Wireless Stockroom, Inc., became an employee of the Company during 1997 in connection with the Company's acquisition of Wireless Fulfillment Services, LLC and remains an employee.

                              PLAN OF DISTRIBUTION

         The Common Stock will be offered and sold from time to time by the Selling Stockholder as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods without limitation:
(a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholder in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales.


                                  LEGAL MATTERS

         The legality of the shares of Common Stock offered hereby was passed upon for the Company by Tenzer Greenblatt LLP, New York, New York.


                                     EXPERTS

         The consolidated financial statements of Brightpoint, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997, filed with the Commission on March 5, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which as to the year 1995 is based in part on the report of Coopers & Lybrand L.L.P., independent accountants. The financial statements above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission, a Registration Statement with respect to the Securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including exhibits filed therewith, which may be inspected without charge at the Office Of The Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. The Commission also maintains a Website that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Commission's Website address is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

===============================================================================

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholder or any of their respective affiliates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information in this Prospectus is correct as of any time subsequent to the dates as of which such information is given.


                TABLE OF CONTENTS
                                                            PAGE
                                                            ----
Available Information...................................     2
Incorporation of Certain Documents
  by reference..........................................     2
Prospectus Summary......................................     4
Risk Factors............................................     4
Use of Proceeds.........................................    12
Description of Capital Stock............................    12
Selling Stockholder.....................................    16
Plan of Distribution....................................    16
Legal Matters...........................................    16
Experts.................................................    16
Additional Information..................................    17


===============================================================================

===============================================================================

                                  63,230 SHARES

                                  COMMON STOCK



                                BRIGHTPOINT, INC.


                                  -------------

                                   PROSPECTUS

                                  -------------


                                                 , 1998


===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*.

         The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant:

SEC registration.........................................      $   282.71
                                                               ----------

Printing expenses........................................        5,000.00
                                                               ----------

Legal fees and expenses..................................       10,000.00
                                                               ----------

Accounting fees and expenses.............................       15,000.00
                                                               ----------

Miscellaneous............................................        4,717.30
                                                               ----------

        Total............................................      $35,000.00
                                                               ==========

---------------------------
 * All amounts are estimated except the first item.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

         Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunction relief, specific performance or other equitable relief against directors.

         Article Nine of the Company's Certificate of Incorporation and the Company's By-laws provide that all persons who the Company is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Company to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         Article Ten of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for any monetary damages except (i) for breaches of fiduciary duty of loyalty to the Company or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing-violation of law; (iii) under Section 174 of the General Corporation of Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

         (a)      Exhibits

EXHIBIT NUMBER                       DESCRIPTION
--------------                       -----------

         4.1      Form of Common Stock Certificate (1)

         4.2      Certificate of Incorporation of the Company, as amended (2)

         4.3      Amended and Restated By-Laws of the Company (2)

         4.4 Rights Agreement dated as of February 20, 1997, between the Company and Continental Stock Transfer & Trust Co., as Rights Agent (4)

         5.1 Opinion of Tenzer Greenblatt LLP as to the legality of the securities being registered (3)

         23.1     Consent of Ernst & Young LLP (3)

         23.2     Consent of Coopers & Lybrand LLP (3)

         23.3     Consent of Tenzer Greenblatt LLP, included in opinion filed as
                  Exhibit 5.1

         24.1 Power of Attorney, included in the signature page of this Registration Statement

------------

(1) Incorporated by reference to Registration Statement (33-75148) effective April 7, 1994.

(2) Incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-3 (333-29533) effective August 6, 1997.

(3)      Filed herewith.

(4) Incorporated by reference to the exhibit filed with the Company's Current Report on Form 8-K, dated March 28, 1997.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; and

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering os such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Indianapolis, State of Indiana, on the 9th day of July, 1998.

                                                  BRIGHTPOINT, INC.

                                 By: /s/ Robert J. Laikin
                                     -----------------------------------------
                                     Robert J. Laikin, Chief Executive Officer

         Each person whose signature appears below hereby authorizes each of Robert J. Laikin and J. Mark Howell or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 was signed by the following persons in the capacities and on the dates stated:

       SIGNATURE                                  TITLE                                DATE
       ---------                                  -----                                ----
/s/ Robert J. Laikin                     Director, Chairman of the Board           July   9, 1998
--------------------                     and Chief Executive Officer
Robert J. Laikin                         (Principal Executive Officer)

/s/ J. Mark Howell                       Director and President                    July   9, 1998
------------------
J. Mark Howell

/s/ T. Scott Housefield                  Director and Executive Vice               July   9, 1998
-----------------------
T. Scott Housefield                      President

/s/ Phillip A. Bounsall                  Executive Vice President and Chief        July   9, 1998
-----------------------                  Financial Officer (Principal
Phillip A. Bounsall                      Financial Officer)

/s/ John P. Delaney                      Vice President, Corporate Controller      July   9, 1998
-------------------                      (Principal Accounting Officer)
John P. Delaney

/s/ John W. Adams                        Director                                  July   9, 1998
-----------------
John W. Adams

/s/ Rollin M. Dick                       Director                                  July   9, 1998
------------------
Rollin M. Dick

/s/ Steven B. Sands                      Director                                  July   9, 1998
-------------------
Steven B. Sands

/s/ Stephen H. Simon                     Director                                  July   9, 1998
--------------------
Stephen H. Simon

/s/ Todd H. Stuart                       Director                                  July   9, 1998
------------------
Todd H. Stuart

/s/ Robert F. Wagner                     Director                                  July   9, 1998
--------------------
Robert F. Wagner